Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Washington Group International, Inc.

We have audited the accompanying consolidated balance sheets of Washington Group International, Inc. and subsidiaries (the “Company”) as of December 29, 2006 and December 30, 2005, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the three years in the period ended December 29, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Washington Group International, Inc. and subsidiaries as of December 29, 2006 and December 30, 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 29, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the consolidated financial statements, in 2006 the Company adopted Emerging Issues Task Force Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry, which changed its method of accounting for mining stripping costs.  In addition, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an Amendment of FASB Statements No. 87, 88, 106 and 132(R), which changed its method of accounting for pension and postretirement benefits as of December 29, 2006.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Boise, Idaho
February 25, 2007

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)	Year Ended December 29, 2006	Year Ended December 30, 2005*	Year Ended December 31, 2004*
Revenue	$3,398,082	$3,188,454	$2,915,382
Cost of revenue	(3,242,290)	(3,062,100)	(2,768,227)
Gross profit	155,792	126,354	147,155
Equity in income of unconsolidated affiliates	35,816	29,596	26,917
General and administrative expenses	(75,728)	(63,823)	(63,374)
Other operating income, net	16	─	1,443
Operating income	115,896	92,127	112,141
Interest income	10,533	8,257	2,778
Interest expense	(6,216)	(9,955)	(14,625)
Write-off of deferred financing fees	(5,063)	(3,588)	─
Other non-operating expense, net	(522)	(551)	(1,509)
Income before reorganization items, income taxes and minority interests	114,628	86,290	98,785
Reorganization items	─	─	1,245
Income tax expense	(30,590)	(27,021)	(37,243)
Minority interests in income of consolidated subsidiaries	(3,192)	(5,409)	(15,214)

Net income	$80,846	$53,860	$47,573
Income per share:
Basic	$2.83	$2.07	$1.88
Diluted	2.64	1.77	1.71
Shares used to compute income per share:
Basic	28,605	26,037	25,281
Diluted	30,608	30,408	27,890

The accompanying notes are an integral part of the consolidated financial statements.
______________________

*	Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options, see Note 13.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005*	Year Ended December 31, 2004*
Net income	$80,846	$53,860	$47,573
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	6,569	(15,568)	9,348
Minimum pension liability adjustment and other	(423)	(603)	(991)
Other comprehensive income (loss), net of tax	6,146	(16,171)	8,357

Comprehensive income	$86,992	$37,689	$55,930

The accompanying notes are an integral part of the consolidated financial statements.
______________________

*	Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options, see Note 13.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

(In thousands)	December 29, 2006	December 30, 2005*
ASSETS
Current assets
Cash and cash equivalents	$232,096	$237,706
Restricted cash	65,475	52,533
Accounts receivable, including retentions of $16,443 and $22,849, respectively	358,957	275,623
Unbilled receivables	268,829	256,090
Investments in and advances to construction joint ventures	44,333	56,668
Deferred income taxes	106,681	107,798
Other	48,789	41,202
Total current assets	1,125,160	1,027,620

Investments and other assets
Investments in unconsolidated affiliates	113,953	172,448
Goodwill	97,076	162,270
Deferred income taxes	227,901	142,525
Other assets	38,005	59,362
Total investments and other assets	476,935	536,605

Property and equipment
Construction and mining equipment	162,776	121,109
Other equipment and fixtures	50,642	40,415
Buildings and improvements	12,781	12,575
Land and improvements	584	2,403
Total property and equipment	226,783	176,502
Less accumulated depreciation	(96,554)	(75,748)
Property and equipment, net	130,229	100,754

Total assets	$1,732,324	$1,664,979

The accompanying notes are an integral part of the consolidated financial statements.
_____________________

*	Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options, see Note 13.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (continued)

(In thousands except per share data)	December 29, 2006	December 30, 2005*
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $26,423 and $32,127, respectively	$335,045	$253,559
Billings in excess of cost and estimated earnings on uncompleted contracts	152,109	239,106
Accrued salaries, wages and benefits, including compensated absences of $53,695 and $49,578, respectively	192,307	165,062
Other accrued liabilities	38,563	46,639
Total current liabilities	718,024	704,366

Non-current liabilities
Self-insurance reserves	68,392	66,933
Pension and post-retirement benefit obligations	87,449	92,210
Other non-current liabilities	50,263	38,801
Total non-current liabilities	206,104	197,944

Contingencies and commitments (Notes 4 and 11)

Minority interests	9,947	5,578

Stockholders’ equity
Preferred stock, par value $.01 per share, 10,000 shares authorized	─	─
Common stock, par value $.01 per share, 100,000 shares authorized; 30,001 and 26,870 shares issued, respectively	300	269
Capital in excess of par value	669,663	574,094
Stock purchase warrants	─	15,104
Retained earnings	183,492	157,239
Treasury stock, 1,159 and 32 shares, respectively, at cost	(67,251)	(1,307)
Unearned compensation – restricted stock	(8,385)	(4,233)
Accumulated other comprehensive income	20,430	15,925
Total stockholders’ equity	798,249	757,091

Total liabilities and stockholders’ equity	$1,732,324	$1,664,979

The accompanying notes are an integral part of the consolidated financial statements.
______________________

*	Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options, see Note 13.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005*	Year Ended December 31, 2004*
Operating activities
Net income	$80,846	$53,860	$47,573
Reorganization items	─	─	(1,245)
Adjustments to reconcile net income to net cash provided by operating activities:
Cash paid for reorganization items	(2,872)	(2,740)	(2,493)
Depreciation of property and equipment	31,105	21,880	18,714
Amortization and write-off of deferred financing fees	6,623	6,300	3,225
Amortization of intangible assets	13,862	─	─
Non-cash income tax expense	25,903	23,766	32,321
Stock-based compensation	11,319	9,651	7,010
Minority interests in income of consolidated subsidiaries, net of tax	3,192	5,409	15,214
Equity in income of unconsolidated affiliates, less dividends received	(16,113)	(14,038)	(17,296)
Self-insurance reserves	1,459	(1,013)	7,772
Excess tax benefits from exercise of stock options	(6,710)	(5,033)	(634)
Other	(7,922)	(7,850)	4,832
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable and unbilled receivables	(94,164)	(69,481)	(73,980)
Investments in and advances to construction joint ventures	(11,249)	12,312	2,040
Other current assets	(4,527)	15,747	(5,841)
Accounts payable and subcontracts payable, accrued salaries, wages and benefits and other accrued liabilities	110,855	61,209	40,779
Billings in excess of cost and estimated earnings	(63,413)	(9,822)	32,009
Net cash provided by operating activities	78,194	100,157	110,000
Investing activities
Property and equipment additions	(64,392)	(63,192)	(35,217)
Property and equipment disposals	8,735	12,965	21,270
Business acquisition, net of cash acquired of $563	(6,103)	─	─
Purchase of short-term investments	─	(74,900)	(617,200)
Sales of short-term investments	─	105,100	637,000
Acquisition of minority interest	─	(29,057)	─
Decrease (increase) in restricted cash	(12,942)	9,016	9,118
Net cash provided (used) by investing activities	(74,702)	(40,068)	14,971
Financing activities
Payment of financing fees	─	(4,577)	(3,914)
Payoff of loan assumed in business acquisition	(1,668)	─	─
Distributions to minority interests, net	(866)	(4,379)	(25,501)
Proceeds from exercise of stock options and warrants	88,266	29,927	10,171
Purchase of warrants and treasury stock	(101,544)	(72,916)	─
Excess tax benefits from exercise of stock options	6,710	5,033	634
Net cash used by financing activities	(9,102)	(46,912)	(18,610)
Increase (decrease) in cash and cash equivalents	(5,610)	13,177	106,361
Cash and cash equivalents at beginning of year	237,706	224,529	118,168
Cash and cash equivalents at end of year	$232,096	$237,706	$224,529

The accompanying notes are an integral part of the consolidated financial statements.
_________________________

*	Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options, see Note 13.

WASHINGTON GROUP INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)	Shares of Common stock Issued Treasury		Common stock	Capital in excess of par value	Stock purchase warrants	Retained earnings	Treasury stock	Unearned compensation-restricted stock	Accumulated other comprehensive income (loss)
January 2, 2004*	25,046	─	$250	$567,140	$28,647	$56,074	$ ─	$ ─	$23,739
Net income*						47,573
Stock-based compensation *				7,010
Exercise of stock options and warrants	428		5	11,131	(331)
Foreign currency translation adjustments, net									9,348
Minimum pension liability adjustments and other									(991)
Other		(26)		586	(149)		(1,012)
December 31, 2004*	25,474	(26)	255	585,867	28,167	103,647	(1,012)	─	32,096
Net income*						53,860
Issuance of restricted stock, net of forfeitures	134		1	5,844			(4)	(5,841)
Stock-based compensation *	4			8,043				1,608
Exercise of stock options and warrants	1,258		13	36,361	(1,415)
Purchase of warrants				(62,113)	(11,616)
Foreign currency translation adjustments, net									(15,568)
Minimum pension liability adjustments and other									(603)
Other		(6)		92	(32)	(268)	(291)
December 30, 2005*	26,870	(32)	269	574,094	15,104	157,239	(1,307)	(4,233)	15,925
Cumulative effect adjustments related to stripping costs						(54,593)
Adjusted December 31, 2005	26,870	(32)	269	574,094	15,104	102,646	(1,307)	(4,233)	15,925
Net income						80,846
Issuance of restricted stock, net of forfeitures	128		1	8,046				(8,047)
Stock-based compensation				7,424				3,895
Exercise of stock options and warrants	3,003		30	102,553	(7,607)
Purchase of warrants and common stock		(1,125)		(28,073)	(6,851)		(65,807)
Recognition of pre-reorganization tax benefits				3,771
Foreign currency translation adjustments, net									6,569
Minimum pension liability adjustments and other									(423)
Adoption of SFAS No. 158									(1,641)
Other		(2)		1,848	(646)		(137)
December 29, 2006	30,001	(1,159)	$300	$669,663	$ ─	$183,492	$(67,251)	$(8,385)	$20,430

The accompanying notes are an integral part of the consolidated financial statements.
_____________________

*	Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options, see Note 13.

WASHINGTON GROUP INTERNATIONAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The terms “we,” “us” and “our” as used in this annual report refer to Washington Group International, Inc. (“Washington Group International”) and its consolidated subsidiaries unless otherwise indicated.

1.	DESCRIPTION OF BUSINESS

Business

We are an international provider of a broad range of design, engineering, construction, construction management, facilities and operations management, environmental remediation and mining services to diverse public and private sector clients, including (i) engineering, construction and operations and maintenance services in nuclear and fossil power markets; (ii) engineering, construction, construction management and operations and maintenance services for the highway and bridge, airport and seaport, dam, tunnel, water resource and railway markets; (iii) contract mining, technical and engineering services for the metals, precious metals, coal, minerals and minerals processes markets; (iv) design, engineering, procurement, construction and construction management and operations and maintenance services for industrial companies; (v) design, engineering, construction, management and operations and closure services for weapons and chemical demilitarization programs for governmental clients; and (vi) comprehensive nuclear and other environmental and hazardous substance remediation as well as management and operations services for governmental and private-sector clients. In providing these services, we enter into four basic types of contracts: fixed-price or lump-sum contracts providing for a fixed price for all work to be performed; fixed-unit-price contracts providing for a fixed price for each unit of work to be performed; target-price contracts providing for an agreed upon price whereby we absorb all or a portion of cost escalations to the extent of our expected fee or profit and are reimbursed for costs which continue to escalate beyond our expected fee and share in the cost savings based on a negotiated formula; and cost-type contracts providing for reimbursement of costs plus a fee. Engineering, construction management, maintenance and environmental and hazardous substance remediation contracts are typically awarded pursuant to a cost-type contract.

We participate in construction joint ventures, often as sponsor and manager of projects, which are formed for the sole purpose of bidding, negotiating and completing specific projects. We participate in two incorporated mining ventures: MIBRAG mbH (“MIBRAG”), a company that operates lignite coal mines and power plants in Germany, and Westmoreland Resources, Inc. (“Westmoreland Resources”), a coal mining company in Montana.

Basis of presentation

         The consolidated financial statements include the accounts of Washington Group International and all of its majority-owned subsidiaries and certain majority-owned construction joint ventures. Investments in non-consolidated construction joint ventures are accounted for by the equity method on the balance sheet with our proportionate share of revenue, cost of revenue and gross profit included in the consolidated statements of income. Investments in unconsolidated affiliates are accounted for using the equity method. Intercompany transactions and accounts have been eliminated in consolidation.

    On March 22, 1999, we and BNFL Nuclear Services, Inc. (“BNFL”) acquired the government and environmental services businesses of CBS Corporation (now Viacom, Inc.). We refer to these businesses, together with other government services operations, as the “Government Services Business.” The Government Services Business manages highly complex facilities and programs for the United States (“US”) Departments of Energy and Defense and provides engineering, construction, management, and risk-analysis services for a variety of governmental markets. The Government Services Business currently makes up our Energy & Environment and Defense business units. On August 25, 2004, we agreed to acquire BNFL’s interest in the Government Services Business and effective December 30, 2005 we settled all remaining acquisition payments resulting in the termination of BNFL’s interest in our Government Services Business. See Note 14 for additional discussion of our acquisition of BNFL’s minority interest in the Government Services Business.

        On July 7, 2000, we purchased from Raytheon Company and Raytheon Engineers & Constructors International, Inc. (“RECI”) the capital stock of the subsidiaries of RECI and specified other assets of RECI and assumed specified liabilities of RECI. The businesses that we purchased, that we refer to as “RE&C,” provide engineering, design, procurement, construction, operation, maintenance, and other services on a global basis.

On May 14, 2001, due to near-term liquidity problems resulting from our acquisition of RE&C, we filed for protection under Chapter 11 of the US Bankruptcy Code. On December 21, 2001, the bankruptcy court entered an order confirming the Second Amended Joint Plan of Reorganization of Washington Group International, Inc., et al., as modified (the “Plan of Reorganization”). The Plan of Reorganization became effective and we emerged from bankruptcy protection on January 25, 2002.

As of February 1, 2002, we adopted fresh-start reporting pursuant to the guidance provided by the American Institute of Certified Public Accountants Statement of Position (“SOP”) 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code. In connection with the adoption of fresh-start reporting, we created a new entity for financial reporting purposes. The effective date of our emergence from bankruptcy protection is considered to be the close of business on February 1, 2002 for financial reporting purposes.

Our fiscal year is the 52/53 weeks ending on the Friday closest to December 31.

2.      SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition
         We follow the provisions of SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts. We recognize revenue on engineering and construction-type contracts using the percentage-of-completion method of accounting whereby revenue is recognized as performance under the contract progresses. For most of our fixed-price and target-price contracts, we use a cost-to-cost approach to measure progress towards completion. Under the cost-to-cost method, we make periodic estimates of our progress towards completion by comparing costs incurred to date with total estimated contract costs. Revenue is then calculated on a cumulative basis (project-to-date) as the total contract value multiplied by the current percentage complete. Revenue for a reporting period is calculated as the cumulative project-to-date revenue less project revenue recognized in prior periods. However, we defer profit recognition on fixed-price and target-priced contracts until progress is sufficient to estimate the probable outcome, which generally does not occur until the project is at least 20 percent complete.

For contracts that include significant materials or equipment costs, we use an efforts expended method to measure progress towards completion based on labor hours, labor dollars or some other measurement of physical completion. For certain long-term contracts involving mining and environmental and hazardous substance remediation, progress towards completion is measured using the units of production method. Revenue from reimbursable or cost-plus contracts is recognized on the basis of costs incurred during the period plus the fee earned. Service-related contracts, including operations and maintenance contracts, are accounted for over the period of performance, in proportion to the costs of performance, evenly over the period or over units of production. Award fees associated with US government contracts are initially estimated and recognized based on historical performance until the client has confirmed the final award fee. Performance-based incentive fees are included in contract value when a basis exists for the reasonable prediction of performance in relation to established targets. When a basis for reasonable prediction does not exist, performance-based incentive fees are recognized when actually awarded by the client.

The amount of revenue recognized also depends on whether the contract or project is determined to be an “at-risk” or an “agency” relationship between the client and us. Determination of the relationship is based on characteristics of the contract or the relationship with the client. For at-risk relationships, the gross revenue and the costs of materials, services, payroll, benefits, non-income tax and other costs are recognized in our statements of income. For agency relationships, where we act as an agent for our client, only fee revenue is recognized, meaning that direct project costs and the related reimbursement from the client are netted.

The use of the percentage-of-completion method for revenue recognition requires the use of various estimates, including among others, the extent of progress towards completion, contract completion costs and contract revenue. Profit margins to be recognized are dependent upon the accuracy of estimated engineering progress, materials quantities, achievement of milestones and other incentives, penalty provisions, labor productivity and other cost estimates. Such estimates are dependent upon various judgments we make with respect to those factors, and some are difficult to accurately determine until the project is significantly underway. Progress is evaluated each reporting period. We recognize adjustments to profitability on contracts utilizing the percentage-of-completion method on a cumulative basis, when such adjustments are identified. We have a history of making reasonably dependable estimates of the extent of progress towards completion, contract revenue and contract completion costs on our long-term engineering and construction-type contracts. However, due to uncertainties inherent in the estimation process, it is possible that actual completion costs may vary from estimates. In limited circumstances, we may use the completed-contract method for specific contracts for which reasonably dependable estimates cannot be made or for which inherent hazards make the estimates doubtful. The completed contract method was not utilized during any of the periods presented.

Change orders and claims

        Once contract performance is underway, we often experience changes in conditions, client requirements, specifications, designs, materials and work schedule. Generally, a “change order” will be negotiated with our customer to modify the original contract to approve both the scope and price of the change. Occasionally, however, disagreements arise regarding changes, their nature, measurement, timing, and other characteristics that impact costs and revenue under the contract. When a change becomes a point of dispute between our customer and us, we then consider it as a claim.

        Costs related to change orders and claims are recognized when they are incurred. Change orders are included in total estimated contract revenue when it is probable that the change order will result in a bona fide addition to contract value and can be reliably estimated. Estimated contract revenue associated with change orders may include amounts in excess of incurred costs (profit) when appropriate. Claims are included in total estimated contract revenue, only to the extent that contract costs related to the claim have been incurred, when it is probable that the claim will result in a bona fide addition to contract value and can be reliably estimated which generally occurs when amounts have been received or awarded. This can lead to a situation where costs are recognized in one period and revenue is recognized when customer agreement is obtained or claim resolution occurs, which can be in subsequent periods. Historical claim recoveries should not be considered indicative of future claim recoveries.  We recognized revenue and related additional contract costs from claims in the following amounts for the periods presented:

(In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Revenue from claims	$ ─	$22,899	$30,439
Less additional contract related costs and subcontractors’ share of claim settlements	─	(1,697)	(1,901)
Net impact on gross profit from claims	$ ─	$21,202	$28,538

Substantially all claims were settled and collected during each respective period for which claim revenue was recognized. During the year ended December 29, 2006, we recognized $16.8 million of change order recoveries on two projects for which contract losses were recorded in prior periods.

Estimated losses on uncompleted contracts and changes in contract estimates

         We record provisions for estimated losses on uncompleted contracts in the period in which such losses are identified. The cumulative effects of revisions to contract revenue and estimated completion costs are recorded in the accounting period in which the amounts become evident and can be reasonably estimated. These revisions can include such items as the effects of change orders and claims, warranty claims, liquidated damages or other contractual penalties, adjustments for audit findings on US government contracts and contract closeout settlements.

Segmenting contracts

        Occasionally a contract may include several elements or phases, each of which was negotiated separately with the customer and agreed to be performed without regard to the performance of others. We follow the criteria set forth in SOP 81-1 when segmenting contracts. In these situations, we segment the contract and assign revenue and cost to the different elements or phases to achieve different rates of profitability based on the relative value of each element or phase to the estimated contract revenue. Values assigned to the segments are based on our normal historical prices and terms of such services to other customers.

Use of estimates

        The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) necessarily requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenue and costs during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, we review our estimates based on information that is currently available. Changes in facts and circumstances may result in revised estimates.

Classification of current assets and liabilities

        Because we participate in long-term contracts, we include in current assets and liabilities amounts realizable and payable under contracts that extend beyond one year. Accounts receivable at December 29, 2006 and December 30, 2005 included $11.9 million and $9.4 million, respectively, of contract retentions, which are not expected to be collected within one year. Subcontracts payable at December 29, 2006 and December 30, 2005, included $6.8 million and $3.9 million, respectively, of retentions payable which are not expected to be paid within one year. Billings in excess of cost and estimated earnings on uncompleted contracts contain amounts that, depending on contract performance, resolution of US government contract audits, negotiations, change orders, claims or changes in facts and circumstances, may not require payment within one year.

Cash and cash equivalents

Cash and cash equivalents consist of liquid securities with remaining maturities of three months or less at the date of acquisition that are readily convertible into known amounts of cash.

Restricted cash

As of December 29, 2006 and December 30, 2005, we had $65.5 million and $52.5 million, respectively, of restricted cash. Restricted cash consists primarily of cash restricted for use in the normal operations of our consolidated joint ventures, by projects having contractual cash restrictions and by our self-insurance program.

Accounts and unbilled receivables

        Accounts receivable at December 29, 2006 and December 30, 2005 include allowances for doubtful accounts of $6.7 million and $5.8 million, respectively. Unbilled receivables represent costs incurred under contracts in process that have not yet been invoiced to customers and arise from the use of the percentage-of-completion method of accounting, cost reimbursement-type contracts and the timing of billings. Substantially all unbilled receivables at December 29, 2006 are expected to be billed and collected within one year.

Credit risk concentration

        By policy, we limit the amount of credit exposure to any one financial institution and place investments with financial institutions evaluated as highly creditworthy. At December 29, 2006, billed and unbilled receivables from the Department of Energy and the Department of Defense totaled $272.6 million. Concentrations of credit risk with respect to other accounts receivable and unbilled receivables are believed to be limited due to the number, diversification and character of the obligors and our credit evaluation process. Typically, we have not required collateral for such obligations, but we may place liens against property, plant or equipment constructed if a default occurs.

Goodwill and other intangible assets

        Goodwill and other intangible assets are subject to annual impairment tests pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Effective February 1, 2002, in conjunction with fresh-start reporting, we used the purchase method of accounting to allocate our reorganization value to our net assets, with the excess recorded as goodwill on the basis of estimates of fair value. For income tax purposes, we had tax deductible goodwill in excess of financial statement goodwill and net operating loss (“NOL”) carryovers for which a valuation allowance was established in fresh-start reporting. As realization of the income tax benefits related to the tax goodwill amortization and NOL carryovers has become probable, the valuation allowance has been reduced and the resulting tax benefit has been recorded as a reduction to financial statement goodwill.  During 2006, the reorganization goodwill has been reduced to zero. The remaining goodwill as of December 29, 2006 of $97.1 million was recorded in connection with the acquisition of the Government Services Business and relates to our Defense and Energy & Environmental business units. Intangible assets of $23.5 million are included in other assets as of December 29, 2006 and consist of minority interest in certain contracts and customer related intangibles acquired from BNFL (see Note 14). These intangible assets are being amortized over estimated useful lives ranging from seven to eight years.

Property and equipment

        Property and equipment was stated at estimated fair value as of February 1, 2002. Subsequent major renewals and improvements are capitalized at cost, while maintenance and repairs are expensed when incurred. Depreciation of construction and mining equipment is provided based on the straight-line and accelerated methods, after an allowance for estimated salvage value, over estimated lives of 2 to 10 years. Depreciation of buildings is provided based on the straight-line method over estimated lives of 10 to 15 years, and improvements are amortized over the shorter of the asset life or lease term. Depreciation of equipment is provided based on the straight-line method over estimated lives of 3 to 12 years. Upon disposition, cost and related accumulated depreciation of property and equipment are removed from the accounts, and the gain or loss is reflected in results of operations.

Billings in excess of cost and estimated earnings on uncompleted contracts

Billings in excess of cost and estimated earnings on uncompleted contracts represent amounts actually billed to clients, and perhaps collected, in excess of costs incurred and profits recognized on a project. Also, we occasionally negotiate advance payments as a contract condition. These advance payments are reflected in billings in excess of cost and estimated earnings on uncompleted contracts. Provisions for losses on contracts, reclamation reserves on mining contracts and reserves for punch-list costs, demobilization and warranty costs on contracts that have achieved substantial completion and reserves for audit and contract closing adjustments on US government contracts are also included in billings in excess of cost and estimated earnings on uncompleted contracts. The following table summarizes the components of billings in excess of cost and estimated earnings on uncompleted contracts.

(In thousands)	December 29, 2006	December 30, 2005
Billings in excess of cost and estimated earnings on uncompleted contracts	$47,556	$92,298
Estimated costs to complete long-term contracts	12,751	21,192
Net liabilities of construction joint ventures	48,782	72,366
Other reserves	43,020	53,250
	$152,109	$239,106

The caption “Net liabilities of construction joint ventures” above represents our share of unconsolidated construction joint ventures that had an excess of liabilities over assets primarily due to accrued contract losses.(see Note 4).

Self-insurance reserves

         Self-insurance reserves represent reserves established through a program under which we self-insure certain business risks. We carry substantial premium-paid, traditional insurance for our various business risks; however, we self-insure the lower level deductibles for workers’ compensation and general, automobile and professional liability. Our total self-insurance reserves at December 29, 2006 and December 30, 2005 were $81.4 million and $79.2 million, respectively. The current portion of the self-insurance reserves of $13.0 million and $12.3 million at December 29, 2006 and December 30, 2005, respectively, is included in other accrued liabilities.

Foreign currency translation

        The functional currency for foreign operations is generally the local currency. Translation of assets and liabilities to US dollars is based on exchange rates at the balance sheet date. Translation of revenue and expenses to US dollars is based on the average rate during the period. Translation gains or losses, net of income tax effects, are reported as a component of other comprehensive income (loss), except for translation gains or losses related to short-term duration construction and engineering projects which are recognized currently. Gains or losses from foreign currency transactions are included in results of operations.

Income taxes

        Deferred income tax assets and liabilities are recognized for the effects of temporary differences between the carrying amounts and the income tax basis of assets and liabilities using enacted tax rates. A valuation allowance is established when it is more likely than not that net deferred tax assets will not be realized. Tax credits are generally recognized in the year they arise.

Income per share

Basic income per share is computed by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that it reflects the potential dilution from dilutive common stock equivalents using the treasury stock method. Outstanding common stock equivalents primarily consist of options and warrants to purchase common stock and restricted stock (see Note 13). During the years ended December 29, 2006, December 30, 2005 and December 31, 2004, the weighted average number of anti-dilutive outstanding options and restricted stock excluded from the computation of diluted earnings per share was 240,000, 109,000 and 588,000, respectively.

A reconciliation between weighted average shares outstanding used in calculating basic and diluted income per share is as follows:

(In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Basic weighted average shares outstanding	28,605	26,037	25,281
Effect of dilutive securities:
Stock options	1,718	1,642	1,391
Stock warrants	120	2,677	1,210
Restricted shares and other	165	52	8
Diluted weighted average shares outstanding	30,608	30,408	27,890

Stock-based compensation

As discussed further in Note 13, we adopted SFAS No. 123 (Revised), Share-Based Payment (“SFAS No. 123(R)”), effective December 31, 2005 using the modified retrospective application method. As a result, the accompanying consolidated financial statements and notes as of December 30, 2005 and for the years ended December 30, 2005 and December 31, 2004 have been adjusted to reflect the expensing of stock options based upon fair value as prescribed by SFAS No. 123(R).

We estimate the fair value of options granted using the Black-Scholes option pricing model. The assumptions used in computing the fair value of share-based payments reflect our best estimates, but involve uncertainties relating to market and other conditions, many of which are outside of our control. We estimate expected volatility based on historical daily price changes of our stock for a period that approximates the current expected term of the options. The expected option term is the number of years we estimate that options will be outstanding prior to exercise considering vesting schedules and our historical exercise patterns. If other assumptions or estimates had been used, the stock-based compensation expense that was recorded for the periods presented could have been materially different. Furthermore, if different assumptions are used in future periods, stock-based compensation expense could be materially impacted in the future.

Supplemental cash flows

The following table provides supplemental cash flow information to the accompanying consolidated statements of cash flows:

(In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Supplemental cash flow information
Interest paid	$3,858	$7,255	$12,121
Income taxes paid, net	4,043	4,641	7,411
Settlement payments related to tax audits of prior periods	7,232	6,406	─
Supplemental non-cash investing activities
Adjustments to investment in foreign subsidiaries for cumulative translation adjustments, net of income taxes	$6,569	$(15,568)	$9,348

Reclassifications

        The accompanying consolidated financial statements reflect the reclassification of the current portion of pension and post-retirement benefit obligations of $7.0 million and $7.3 million as of December 30, 2005 and December 31, 2004, respectively, to accrued salaries, wages and benefits to conform to the 2006 presentation. The reclassification did not impact previously reported revenue, net income, total assets, total liabilities, stockholders’ equity or cash flows.

3.      ACCOUNTING STANDARDS

Recently issued accounting standards

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a more likely than not recognition threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. FIN 48 is effective for our fiscal year 2007 and interim periods within fiscal 2007. The cumulative effect of applying FIN 48 will be recorded as an adjustment to retained earnings as of December 30, 2006. We are currently evaluating the impact of adopting FIN 48 in the first quarter of 2007.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for our fiscal year 2008 and interim periods within fiscal 2008, with early adoption permitted. We are currently evaluating the impact, if any, that SFAS No. 157 will have on our financial statements.

Adoption of accounting standards

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans. SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit pension or postretirement plan as an asset or liability in its statement of financial position, recognize changes in that funded status in the year in which the changes occur through comprehensive income and measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year. The provisions of SFAS No. 158 are generally effective for the year ended December 29, 2006 with certain provisions not being required until 2008. See Note 8 for disclosure of the impact of adopting SFAS No. 158.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB No. 108 is effective for the year ended December 29, 2006. The adoption of SAB No. 108 did not have an impact on our financial statements.

In the mining industry, companies may be required to remove overburden and waste materials to access mineral deposits. The costs of removing overburden and waste materials are referred to as “stripping costs.” MIBRAG incurs significant stripping costs in its lignite coal mining operations. MIBRAG’s mines are open pit mines, which cover several square miles and have an estimated remaining life of 40 or more years. Because of the mining procedures used, MIBRAG generally does not maintain any significant inventory of mined coal. In March 2005, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 04-6, Accounting for Stripping Costs Incurred during Production in the Mining Industry. The EITF concluded that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the cost of inventory produced during the period that stripping costs are incurred. We were required to adopt EITF No. 04-6 in the first quarter of 2006. EITF No. 04-6 provides that any adjustment from adoption be recognized as a cumulative effect adjustment to beginning retained earnings in the period of adoption. Based upon MIBRAG’s deferred stripping costs recorded as of December 30, 2005, the adoption of EITF No. 04-6 resulted in a reduction of our investments in unconsolidated affiliates and a reduction of total stockholders’ equity of $83.2 million and $54.1 million, respectively. We also recorded a cumulative effect adjustment of $0.5 million related to another mining venture.

Under EITF No. 04-6, costs of removing overburden are now expensed in the period incurred. The execution of MIBRAG’s mine plans may result in fiscal periods during which costs incurred for the removal of overburden will not bear a direct relationship to the revenue derived from the sale of coal. This may result in a degree of variability in the future reported earnings of MIBRAG. During the year ended December 29, 2006, equity in income of unconsolidated affiliates increased $2.0 million due to the change in accounting for stripping costs as compared to the prior method of deferring stripping costs and expensing as the associated coal deposit was extracted and sold.

        In June 2005, the FASB ratified the consensus reached in EITF Issue No. 05-5, Accounting for Early Retirement or Post-employment Programs with Specific Features (Such as Terms Specified in Altersteilzeit Early Retirement Arrangements).  EITF No. 05-5 addresses the timing of recognition of salaries, bonuses and additional pension contributions associated with certain early retirement arrangements typical in Germany (as well as similar programs). The EITF also specified the accounting for government subsidies related to these arrangements. The effect of applying EITF No. 05-5 was to be recognized prospectively as a change in accounting estimate effected by a change in accounting principle under SFAS No. 154, Accounting Changes and Error Corrections – a Replacement of APB Opinion No. 20 and FASB Statement No. 3. MIBRAG provides early retirement arrangements to its employees pursuant to a program designed by the German government. Prior to EITF No. 05-5, the additional compensation related to the early retirement program had been accrued and expensed at the time an employee elected to participate. However, EITF No. 05-5 requires that the additional compensation be recognized ratably over the employee’s remaining service period. Accordingly, the adoption of EITF No. 05-5 in the first quarter of 2006 increased MIBRAG’s earnings as the prior accruals were reversed, resulting in a $2.1 million increase in our equity in earnings of MIBRAG.

In December 2004, the FASB issued SFAS No. 123(R), replacing SFAS No. 123 and superseding Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. We were required to adopt the fair value method prescribed by SFAS No. 123(R) in the first quarter of 2006. See Note 13 for disclosure of the impact of adopting SFAS No. 123(R).

4.	VENTURES

Construction joint ventures

        We participate in unconsolidated construction joint ventures that are formed to bid, negotiate and complete specific projects. The unconsolidated construction joint ventures are reflected in our consolidated balance sheets as investments in and advances to construction joint ventures accounted for under the equity method, and our proportionate share of revenue, cost of revenue and gross profit is included in our consolidated statements of income. The size, scope and duration of construction joint venture projects vary among periods. The tables below present the financial information of our unconsolidated construction joint ventures in which we do not hold a controlling interest but do exercise significant influence. At December 29, 2006 and December 30, 2005, $48.8 million and $72.4 million, respectively, was included in our consolidated balance sheet under the caption “Billings in excess of cost and estimated earnings on uncompleted contracts,” representing our share of the excess of liabilities over assets primarily due to accrued contract losses of unconsolidated construction joint ventures.

Combined financial position of unconsolidated construction joint ventures (In thousands)	December 29, 2006	December 30, 2005
Current assets	$299,722	$298,935
Property and equipment, net	7,734	9,582
Current liabilities	(322,414)	(353,728)
Net liabilities	$(14,958)	$(45,211)

Combined results of operations of unconsolidated construction joint ventures (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Revenue	$1,056,658	$1,060,782	$704,729
Cost of revenue	(1,061,321)	(1,153,194)	(716,755)
Gross profit (loss)	$(4,663)	$(92,412)	$(12,026)

Washington Group International’s share of results of operations of unconsolidated construction joint ventures (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Revenue	$485,812	$477,138	$281,890
Cost of revenue	(497,529)	(522,233)	(294,367)
Gross profit (loss)	$(11,717)	$(45,095)	$(12,477)

Beginning in 2004, contract losses have been recognized by a construction joint venture in which we have a 50 percent interest on a $390.6 million fixed-price roadway interchange and bridge project. Through December 29, 2006, we have recorded a total of $134.6 million of contract losses on this project. The losses have resulted from various developments including final design and other customer specifications, state regulatory agency requirements, material quantity and cost growth, higher subcontractor and labor costs, and impacts from schedule delays. During the year ended December 29, 2006, charges of $34.6 million were recorded as compared to $72.5 million during the year ended December 30, 2005 and $27.5 million during the year ended December 31, 2004. The contract is approximately 71 percent complete, measured on a cost-to-cost basis, and is scheduled to be complete in 2007.

        To date, only a small portion of the cost increases have been agreed to with the customers and acknowledged with change orders. Pending change orders and claims submitted to the customers total approximately $99.7 million (of which our share is $49.9 million), an additional $35.6 million are in process (of which our share is $17.8 million) and we believe more are to follow. In response to our claims, one of the customers has filed certain counter claims against us. We believe that we will realize significant recoveries once the claim process is completed. Because we have not been able to reach agreement on the change orders and claims, recoveries will be recognized only when it is probable they will result in additional revenue and the amounts can be reliably estimated. While the entire amount of the current estimated loss has been recognized, actual results may differ from our estimates.

Pursuant to the fixed-price agreement, the joint venture is liable for specified liquidated damages to the customers if certain project schedule milestones are not met. Based on schedule delays to date, the liquidated damages could amount to approximately $28.0 million, of which our share would be $14.0 million. No potential liquidated damages have been included in the current estimated contract loss because we believe it is unlikely any liquidated damages will be owed once schedule relief for customer directed changes has been determined.

Unconsolidated affiliates

At December 29, 2006 and December 30, 2005, we held ownership interests in unconsolidated affiliates that are accounted for under the equity method, the most significant of which are two incorporated mining ventures: MIBRAG (50 percent) and Westmoreland Resources (20 percent). We provide consulting services to MIBRAG and contract mining services to Westmoreland Resources. The tables below present the financial information of our unconsolidated affiliates in which we do not hold a controlling interest but do exercise significant influence.

Combined financial position of unconsolidated affiliates (In thousands)		December 29, 2006	December 30, 2005
Current assets		$153,581	$156,537
Property and equipment, net		608,454	530,140
Other non-current assets		433,418	622,217
Current liabilities		(92,507)	(88,710)
Long-term debt, non-recourse to parents		(201,684)	(225,512)
Other non-current liabilities		(653,750)	(648,085)
Net assets		$247,512	$346,587

Combined results of operations of unconsolidated affiliates (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Revenue	$592,352	$481,632	$457,219
Costs and expenses	(498,181)	(420,843)	(401,182)
Gross profit	$94,171	$60,789	$56,037

As disclosed in Note 3, effective December 31, 2005, MIBRAG adopted EITF No. 04-6 and $166.3 million of deferred stripping costs which were classified as other non-current assets as of December 30, 2005 in the above table were written off.

5.      GOODWILL

The following table reflects the changes in the carrying value of goodwill from December 31, 2004 to December 29, 2006. We have reduced goodwill as a result of amortization of the excess of tax deductible goodwill over financial statement goodwill, and for actual and forecast usage of pre-reorganization NOL carryovers. In 2006, our goodwill recorded in connection with our reorganization was reduced to zero as a result of a decrease in the deferred income tax valuation allowance. In addition, as disclosed in Note 10, certain operations were transferred among business units during 2004. Goodwill was also impacted by the transactions completed with BNFL in 2005 as discussed in Note 14.

Goodwill activity by reporting segment	Power	Industrial/ Process	Infrastructure	Mining	Defense	Energy & Environment	Total
Balance at December 31, 2004	$12,659	$57,932	$36,131	$ ─	$31,866	$169,229	$307,817
Reorganization of reporting structure	1,908	794	(2,613)	─	(89)	─	─
Adjustment for amortization of tax goodwill and utilization of NOL’s and reduction of tax contingency liability	(2,490)	(33,719)	(20,247)	─	(11,494)	(13,765)	(81,715)
Impact of BNFL acquisition	─	─	─	─	(1,152)	(62,680)	(63,832)
Balance at December 30, 2005	12,077	25,007	13,271	─	19,131	92,784	162,270
Adjustment for amortization of tax goodwill and utilization of NOL’s	(12,077)	(25,007)	(13,271)	─	(7,437)	(7,402)	(65,194)
Balance at December 29, 2006	$ ─	$ ─	$ ─	$ ─	$11,694	$85,382	$97,076

         We perform our annual goodwill impairment test as of the end of October in conjunction with our annual budgeting and forecasting process. There has been no goodwill impairment during the years ended December 29, 2006, December 30, 2005 and December 31, 2004.

6.     CREDIT FACILITY

We have a Senior Secured Revolving Credit Facility (the "Credit Facility") that provides for up to $350.0 million in the aggregate of loans and other financial accommodations. Previously, the Credit Facility consisted of a tranche A facility of $247.5 million and a tranche B facility of $102.5 million. Borrowings and letters of credit were allocated, pro rata, between tranche A and tranche B. On July 5, 2006, we restructured the Credit Facility resulting in an increase in the size of the tranche A facility to $350.0 million and the elimination of the tranche B facility. The maturity date of June 14, 2010 did not change and the terms of tranche A remained the same. The tranche A borrowing rate is LIBOR plus an additional margin of 2.00 percent or, at our option, prime plus an additional margin of 1.00 percent, subject in each case to a 0.25 percent reduction upon our obtaining a specified long-term debt rating. The borrowing rate for tranche B was LIBOR plus an additional margin of 1.75 percent or, at our option, prime plus an additional margin of 0.75 percent. As of December 29, 2006, the effective one month LIBOR borrowing rate was 7.33 percent and as of December 30, 2005, the effective borrowing rate was 6.39 percent for tranche A and 6.14 percent for tranche B. As a result of the restructuring, $5.1 million of deferred financing fees were written off in 2006.

The Credit Facility also provides for other fees, including commitment and letter of credit fees, normal and customary for such credit agreements. Letter of credit fees are calculated using the applicable LIBOR margins stated above plus an issuance fee that is negotiated with the issuing bank. Commitment fees are calculated on the remaining borrowing capacity after subtracting any outstanding borrowings and letters of credit. The tranche A commitment fee is 0.50 percent (subject to a 0.25 percent reduction upon our obtaining a specified long-term debt rating) and the commitment fee for tranche B was 1.75 percent. As of December 29, 2006, $124.5 million in face amount of letters of credit were issued and outstanding and no borrowings were outstanding leaving a borrowing capacity of $225.5 million under the Credit Facility.

         The Credit Facility contains financial covenants requiring the maintenance of specified financial and operating ratios, and specified events of default that are typical for a credit facility of this size, type and tenor. The Credit Facility also contains covenants that limit our ability and the ability of some of our subsidiaries to incur debt, grant liens, provide guarantees, make investments, merge with or acquire other companies and pay dividends. As of December 29, 2006, we were in compliance with all of the financial covenants under the Credit Facility. The Credit Facility is secured by substantially all of the assets of Washington Group International and our wholly owned domestic subsidiaries.

As a result of an amendment to the Credit Facility in June 2005, $3.6 million of deferred financing fees were written off during 2005.

7.      TAXES ON INCOME

The components of the US federal, state and foreign income tax expense (benefit) were as follows:

	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Currently payable:
US federal	$ ─	$661	$611
State	1,024	(216)	548
Foreign	5,103	4,575	3,629
Total current expense	6,127	5,020	4,788
Deferred:
US federal	23,734	25,469	35,607
State	732	(3,636)	4,154
Foreign	(3)	168	(7,306)
Total deferred expense	24,463	22,001	32,455
Income tax expense	$30,590	$27,021	$37,243

The components of the deferred tax assets and liabilities and the related valuation allowances were as follows:

Deferred tax assets and liabilities	December 29, 2006	December 30, 2005
Deferred tax assets:
Goodwill	$42,411	$21,075
Compensation and benefits	114,502	95,167
Depreciation	3,559	3,127
Provision for losses	19,301	34,493
Joint ventures	27,272	29,514
Revenue recognition	2,327	1,652
Self-insurance reserves	36,361	36,147
Alternative minimum tax	16,601	16,817
Foreign tax credits	41,811	22,557
Net operating loss carryovers	133,460	135,981
Valuation allowances	(76,654)	(107,949)
Other, net	12,316	9,811
Total deferred tax assets	373,267	298,392
Deferred tax liability: Investment in affiliates	(38,685)	(48,069)
Total deferred tax assets, net	$334,582	$250,323

        As of December 29, 2006, we have remaining tax goodwill of $519.0 million resulting from prior acquisitions. The amortization of this goodwill is deductible over remaining periods ranging from 7.2 to 8.5 years. The annual tax amortization will be $62.1 million for the next 7 years and decrease thereafter. At December 29, 2006, we had federal NOL carryovers of $151.9 million, most of which is subject to an annual limitation of $26.5 million. The federal NOL carryovers expire in years 2020 through 2026. We also have foreign NOL carryovers of $192.5 million, most of which are not subject to expiration. The foreign NOL carryovers primarily consist of losses incurred on two construction projects in the United Kingdom which were acquired as part of the RE&C acquisition. We also have $10.4 million of foreign tax credits that expire in years 2009 through 2016 and $31.4 million of foreign tax credits which currently have no expiration date.

.

The $76.7 million of valuation allowances reduce the deferred tax assets associated with NOL carryovers to a level which will, more likely than not, be realized based on estimated future taxable income. As the NOL is used against taxable income or the valuation allowance is no longer considered necessary, the valuation allowance will be reduced, substantially all of which will result in a corresponding increase to equity. During 2005 and 2006, based on actual and forecasted utilization of NOL carryovers the valuation allowance was decreased by $27.9 million and $30.0 million, respectively. The tax effect of the change resulted in an additional $17.8 million deferred tax asset in 2005 and $16.0 million in 2006. The combined amounts of $45.7 million and $46.0 million were recorded as reductions to goodwill in 2005 and 2006 until reorganization goodwill was reduced to zero then the remaining $3.8 million was recorded as an increase to equity in 2006 in accordance with SOP 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. During these years, the valuation allowance also had minor adjustments due to foreign currency translation and changes in utilization estimates.

        Years prior to 2002 are closed to examination for federal tax purposes. We have evaluated the available evidence about both asserted and unasserted income tax contingencies in our income tax returns filed with the Internal Revenue Service, state, local and foreign tax authorities. We have recorded $1.0 million for income tax contingencies that represents our estimate of the amount that is probable and estimable of being payable, if successfully challenged by such tax authorities, under the provisions of SFAS No. 5, Accounting for Contingencies. During 2005, we paid $6.4 million in settlement with the Internal Revenue Service on disputes involving tax years 1994 through 1997. During 2006, we made an interest payment of $7.0 million to the Internal Revenue Service on disputes involving these same tax years. We have not received either written or oral tax opinions that are contrary to our assessment of the recorded income tax provision and income tax contingency accrual. In January 2007, we received notice from the Internal Revenue Service of a proposed adjustment to a deduction claimed in 2002. We believe the deduction was proper and have disputed the Internal Revenue Service’s position. However; upon adoption of FIN 48 in the first quarter of 2007, we may have a cumulative effect related to this matter that would be recorded as an adjustment to retained earnings.

Income tax expense (benefit) differed from income taxes at the US federal statutory tax rate of 35.0 percent as follows:

	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	1.0	(3.1)	3.1
Nondeductible items	0.9	2.7	2.1
Domestic reinvestment plan	─	(4.3)	─
Foreign taxes	(10.2)	1.0	(3.0)
Effective tax rate	26.7%	31.3%	37.2%

         Income from work performed in the Middle East is generally not subject to state income tax. As a result of the amount of work in the Middle East during 2006 and 2005, the state tax effective rates were substantially lower. Also, in preparing the state income tax returns for 2004, we revised our estimate of the impact of foreign earnings not subject to state income taxes. The result of this change in estimate was a $2.0 million tax benefit recorded in the year ended December 30, 2005. Non-deductible items were principally comprised of non-deductible reorganization expenses, lobbying expenses, and the non-deductible portion of meals and entertainment expenses.

During the year ended December 30, 2005, we implemented a domestic reinvestment plan for dividends received from our interest in MIBRAG. The plan allowed us to take advantage of a temporary dividend received deduction and generated a $3.8 million tax benefit.

        The 2006 foreign tax rate reflects the recognition of $15.9 million of tax benefits primarily associated with foreign tax credits and losses of foreign subsidiaries. Based on estimated future taxable income, during 2006 we determined that i) the utilization of all federal NOL carryovers is more likely than not and accordingly the related valuation allowance was reduced to zero; and ii) foreign taxes previously treated as deductions can now be utilized as tax credits resulting in additional tax benefits. Approximately $5.1 million of the recognized tax benefits relate to foreign taxes paid in 2006 and foreign subsidiary losses deductible in 2006. The remaining $10.8 million relates to foreign taxes paid in prior years.

The US government ratified the protocol modifying the income tax treaty between the US and the Netherlands in December 2004. The protocol eliminates the 5 percent Netherlands withholding tax on dividends from Netherlands subsidiaries received after February 1, 2005. The net impact of the elimination of the Netherlands withholding tax on future dividends was a reduction in our deferred tax liability of $3.6 million, which decreased income tax expense for the year ended December 31, 2004.

        Income before reorganization items, income taxes and minority interests is comprised of the following:

	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
US source	$9,308	$(16,395)	$8,104
Foreign source	105,320	102,685	90,681
Income before reorganization items, income taxes and minority interests	$114,628	$86,290	$98,785

8.      BENEFIT PLANS

Pension plans and supplemental retirement plans

        We sponsor defined benefit pension plans and unfunded supplemental retirement plans, which primarily cover certain groups of current and former employees of the Government Services Business. We utilize actuarial estimates of the pension obligations for financial reporting purposes and make contributions as necessary to meet ERISA funding requirements for these plans. Qualified plan assets are invested in master pension trusts that invest primarily in publicly traded common stocks, bonds, government securities and cash equivalents.

Effective January 1, 2006, all of the Government Services Business’ employees, excluding those employed at US government-owned/contractor-operated sites, were converted to the Washington Group International benefits programs. Accordingly, benefits provided under the pension plans were frozen effective December 31, 2005. Accrued pension benefits are based on pay and service through December 31, 2005. The freezing of benefits under the pension plans resulted in a curtailment gain of $2.2 million during the year ended December 30, 2005.

We use an October 31 measurement date for our pension  and post-retirement benefit plans.

        Reconciliation of beginning and ending balances of benefit obligations and fair value of plan assets and the funded status of the pension plans are as follows:

Change in benefit obligations (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005
Benefit obligations at beginning of period	$86,087	$83,128
Service cost	976	5,466
Actuarial loss	570	3,007
Interest cost	5,156	4,782
Participant contributions	83	518
Recognition of initial obligation	804	─
Impact of benefit freeze	─	(6,682)
Benefit payments	(4,159)	(4,132)
Benefit obligations at end of period	$89,517	$86,087

Change in plan assets (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005
Fair value of plan assets at beginning of period	$26,610	$21,073
Actual return on plan assets	3,456	1,462
Company contributions	10,184	7,689
Participant contributions	83	518
Benefit payments	(4,159)	(4,132)
Fair value of plan assets at end of period	$36,174	$26,610

Accrued benefit cost (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005
Benefit obligations	$(89,517)	$(86,087)
Fair value of plan assets	36,174	26,610
Funded status	(53,343)	(59,477)
Unrecognized net actuarial loss	─	5,492
Accrued benefit cost	(53,343)	(53,985)
Contributions made after the measurement date	692	621
Accrued benefit cost	$(52,651)	$(53,364)

         We expect to contribute $4.6 million to the pension plans in 2007. Pension benefits expected to be paid in each of the next five years and in the aggregate for the next succeeding five years are $4.5 million, $4.7 million, $4.9 million, $5.1 million, $5.3 million and $31.0 million, respectively, at December 29, 2006.

The components of net pension costs for the plans are as follows:

Components of net pension costs (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Service cost	$976	$5,466	$4,769
Interest cost	5,156	4,782	4,453
Expected return on assets	(2,309)	(1,823)	(1,336)
Recognized net actuarial loss	182	386	175
Recognized net initial obligation	43	─	─
Prior service costs	─	(133)	─
Net pension costs before curtailment gain	4,048	8,678	8,061
Curtailment gain	─	(2,224)	─
Net pension costs	$4,048	$6,454	$8,061

The actuarial assumptions used to determine pension benefit obligations for the plans are as follows:

	Year Ended December 29, 2006	Year Ended December 30, 2005
Discount rates	5.9% to 6.1%	5.8% to 5.9%
Expected return on assets	8.0%	8.0%

Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, are amortized over the average future service period of employees.

To determine the overall expected long-term rate of return on assets, we evaluate the following: (i) expectations of investment performance based on the specific investment policies and strategy for each class of plan assets, (ii) historical rates of return for each significant category of plan assets and (iii) other relevant market and company specific factors we believe have historically impacted long-term rates of return.

Separate investment committees manage the assets of the two master trusts, which hold the plan assets. In accordance with the investment guidelines, the assets of the funds are invested in a manner consistent with the fiduciary standards of the Employee Retirement Income Security Act of 1974 (“ERISA”). The investments are made solely in the interest of the participants and beneficiaries and for the exclusive purpose of providing benefits to the participants and their beneficiaries. The asset allocation targets for these two master trusts are approximately 60 percent in equities and 40 percent in fixed income securities. Actual allocation percentages will vary from the target percentages based on short-term fluctuations in cash flows and market fluctuations.

The pension plans weighted-average asset allocations by asset category are:

Asset category	Year Ended December 29, 2006	Year Ended December 30, 2005
US equity securities	57%	55%
Fixed income debt securities	32%	33%
Non-US equity securities	6%	6%
Cash and cash equivalents	5%	6%

Post-retirement benefit plans

        We provide benefits under company-sponsored retiree health care and life insurance plans for certain groups of employees, some of which require retiree contributions and contain other cost sharing features. The retiree life insurance plans provide basic coverage on a noncontributory basis. In connection with the transition of certain groups of the Government Services Business’ employees to Washington Group International’s benefit programs, retiree health care and life insurance benefits were terminated for anyone retiring after December 31, 2005. Accordingly, all benefits provided under company-sponsored health care and life insurance plans are frozen. The termination of retiree medical and life insurance benefits for anyone retiring after December 31, 2005 resulted in a curtailment gain of $7.1 million during the year ended December 30, 2005. We reserve the right to amend or terminate the post-retirement benefits currently provided under the plans and may increase retirees’ cash contributions at any time. Reconciliation of beginning and ending balances of post-retirement benefit obligations and fair value of plan assets and the funded status are as follows:

Change in post-retirement benefit obligations (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005
Benefit obligations at beginning of period	$46,743	$59,221
Service cost	─	613
Interest cost	2,571	2,889
Recognition of initial obligation	─	575
Curtailment gain	─	(7,065)
Participant contributions	1,209	1,235
Benefit payments	(5,004)	(5,824)
Actuarial gain	(2,560)	(4,901)
Benefit obligations at end of period	$42,959	$46,743

Change in plan assets (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005
Fair value of plan assets at beginning of period	$ ─	$ ─
Company contributions	3,795	4,589
Participant contributions	1,209	1,235
Benefit payments	(5,004)	(5,824)
Fair value of plan assets at end of period	$ ─	$ ─

Accrued benefit cost (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005
Benefit obligations	$(42,959)	$(46,743)
Fair value of assets	─	─
Funded status	(42,959)	(46,743)
Unrecognized net actuarial loss	─	6,345
Accrued benefit cost	(42,959)	(40,398)
Contributions made after the measurement date	704	643
Accrued benefit cost	$(42,255)	$(39,755)

We expect to contribute $3.9 million to our post-retirement plans in 2007. Post-retirement benefits expected to be paid in each of the next five years and in the aggregate for the next succeeding five years are $3.9 million, $3.9 million, $3.9 million, $3.9 million, $3.8 million, and $17.9 million, respectively, at December 29, 2006.

The components of net post-retirement benefit costs are as follows:

Components of net post-retirement benefits cost (income) (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Service cost	$ ─	$640	$1,456
Interest cost	2,571	2,889	3,397
Recognized net actuarial loss	51	280	306
Recognition of initial obligation	28	─	287
Net post-retirement benefits cost before curtailment gain	2,650	3,809	5,446
Curtailment gain	─	(7,065)	─
Net post-retirement benefits cost (income)	$2,650	$(3,256)	$5,446

The actuarial assumptions used to determine post-retirement benefit obligations are as follows:

	Year Ended December 29, 2006	Year Ended December 30, 2005
Discount rates	5.9% to 6.1%	5.7% to 5.9%
Health care cost trend rate assumed for next year	10.0%	10.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2012	2011

Experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, are amortized over the average future service period of employees.

The health care cost trend rate assumption has a significant effect on the amounts reported for health care plans. The effect of a 1 percent change in this assumption would be as follows:

Post-retirement benefits (In thousands)	December 29, 2006	December 30, 2005
Effect on total of service and interest cost
1% point increase	$137	$305
1% point decrease	(120)	(251)
Effect on accumulated projected benefit obligation
1% point increase	2,146	2,787
1% point decrease	(1,895)	(2,432)

Adoption of SFAS No. 158

SFAS No. 158 requires employers to recognize the overfunded or underfunded status of a defined benefit pension or post-retirement plan as an asset or liability in its statement of financial position, recognize changes in that funded status in the year in which the changes occur through comprehensive income and measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year. We adopted certain provisions of SFAS No. 158 as of December 29, 2006. The amounts recognized in the accompanying consolidated balance sheet as of December 29, 2006 and the impact from adoption are as follows:

Impact of adopting SFAS No. 158 (In thousands)	December 29, 2006 amounts before adoption adjustments	SFAS No. 158 adoption adjustments	December 29, 2006 adjusted amounts
Other assets – (intangible assets)	$38,251	$(246)	$38,005
Deferred income taxes - current	105,632	1,049	106,681
Pension and post retirement benefit obligations – noncurrent	(85,005)	(2,444)	(87,449)
Accumulated other comprehensive income (loss), net of tax	$(22,071)	$1,641	$(20,430)

The requirement to measure our plan’s assets and its obligations that determine the funded status as of the end of our fiscal year is effective for the year ending January 2, 2009. Our current measurement date is October 31.

The 2006 amounts recognized in accumulated other comprehensive income (loss) shown in the table above (net of tax) consist of net actuarial losses of $2.9 million and $2.2 million for the pension and post-retirement benefit plans, respectively, and net transitional obligations of $0.2 million and $0.1 million, respectively.

Deferred compensation plans

        We provide nonqualified plans for executives. We have a deferred compensation plan which allows for deferral of salary and incentive compensation beyond amounts allowed under our 401(k) plan and a restoration plan that provides matching contributions on compensation not eligible for matching contributions under our 401(k) plan. As of December 29, 2006 and December 30, 2005, the accrued benefit amounts are $17.1 million and $13.9 million, respectively, and are included in other non-current liabilities in the accompanying consolidated balance sheets.

Other retirement plans

        We sponsor a number of defined contribution retirement plans. Participation in these plans is available to substantially all salaried employees and to certain groups of hourly employees. Our cash contributions to these plans are based on either a percentage of employee contributions or on a specified amount per hour depending on the provisions of each plan. The net cost of these plans was $33.9 million, $24.7 million and $26.6 million for the years ended December 29, 2006, December 30, 2005 and December 31, 2004, respectively. The increase in 2006 is primarily due to an increase in the amount of employee contributions matched by the company.

Multiemployer pension plans

We participate in and make contributions to numerous construction-industry multiemployer pension plans. Generally, the plans provide defined benefits to substantially all employees covered by collective bargaining agreements. Under ERISA, a contributor to a multiemployer plan is liable, upon termination or withdrawal from a plan, for its proportionate share of a plan’s unfunded vested liability. We currently have no intention of withdrawing from any of the multiemployer pension plans in which we participate. The net cost of these plans was $33.0 million, $27.7 million and $31.3 million in the years ended December 29, 2006, December 30, 2005 and December 31, 2004, respectively.

9.      TRANSACTIONS WITH AFFILIATES

We purchased goods and services from companies owned by the Chairman of our Board of Directors as follows:

(In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Capital expenditures	$715	$2,259	$160
Lease and maintenance of corporate aircraft	2,214	2,223	1,904
Parts, rentals, overhauls and repairs of construction equipment	3,105	856	1,055
Construction materials and services	1,170	1,487	952
Other	56	59	272

        During the years ended December 29, 2006, December 30, 2005 and December 31, 2004, we mined and sold ballast used in railroad beds to an affiliate of the Chairman of our Board of Directors of $0.5 million, $0.5 million, and $0.7 million, respectively. We also purchased construction materials and services from firms owned by or affiliated with persons who were members of our Board of Directors at the time of purchase of $0.3 million and $0.4 million during the years ended December 30, 2005 and December 31, 2004, respectively.

10.   OPERATING SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

We operate through six business units, each of which comprises a separate reportable business segment: Power, Infrastructure, Mining, Industrial/Process, Defense and Energy & Environment. The reportable segments are separately managed, serve different markets and customers and differ in their expertise, technology and resources necessary to perform their services.

Power provides engineering, construction and operations and maintenance services in both nuclear and fossil power markets for turnkey new power plant construction, plant expansion, retrofit and modification, decontamination and decommissioning, general planning, siting and licensing and environmental permitting.

Infrastructure provides diverse engineering and construction, construction management, and operations and management services for highways and bridges, airports and seaports, tunnels and tube tunnels, railroad and transit lines, water storage and transport, water treatment, site development and hydroelectric facilities. The business unit generally performs as a general contractor or as a joint venture partner with other contractors on domestic and international projects.

Mining provides contract-mining, engineering, resource evaluation, geologic modeling, mine planning, simulation modeling, equipment selection, production scheduling and operations management to coal, industrial minerals and metals markets.

        Industrial/Process provides engineering, design, procurement, construction services and total facilities management for oil, gas and chemicals, general manufacturing, pharmaceutical and biotechnology, metals processing, industrial buildings, food and consumer products, automotive, aerospace, cement and pulp and paper industries.

Defense provides a complete range of technical services to the US Department of Defense, including operations and management services, environmental and chemical demilitarization services, waste handling and storage, architectural engineering services and engineering, procurement and construction services for the armed forces.

Energy & Environment provides services to the US Department of Energy, which is responsible for maintaining the nation’s nuclear weapons stockpile and performing environmental cleanup and remediation. The business unit also provides the US government with construction, contract management, supply chain management, quality assurance, administration and environmental cleanup and restoration services. Energy & Environment also provides safety management consulting and waste and environmental technology and engineered products, including radioactive waste containers and technical support services.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance and allocate resources based on segment assets, gross profit and equity in income of unconsolidated affiliates. Effective January 3, 2004, certain divisions of the Industrial/Process business unit were transferred to the Infrastructure and Energy & Environment business units to more closely align the divisions to the markets of the respective business unit.

(In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Revenue
Power	$791,337	$766,131	$633,981
Infrastructure	577,916	665,215	891,081
Mining	166,880	171,071	109,780
Industrial/Process	510,983	424,646	394,739
Defense	575,969	555,754	495,295
Energy & Environment	773,686	602,784	396,570
Intersegment, eliminations and other	1,311	2,853	(6,064)
Total revenue	$3,398,082	$3,188,454	$2,915,382
Gross profit (loss)
Power	$45,915	$78,177	$33,966
Infrastructure	(21,865)	(81,253)	(17,786)
Mining	(12,112)	1,084	7,647
Industrial/Process	7,085	2,382	16,674
Defense	50,273	59,705	39,702
Energy & Environment	91,007	66,316	73,043
Intersegment and other unallocated operating costs	(4,511)	(57)	(6,091)
Total gross profit	$155,792	$126,354	$147,155
Equity in income (loss) of unconsolidated affiliates
Power	$28	$197	$260
Infrastructure	1,491	1,084	892
Mining	30,170	27,205	25,551
Industrial/Process	711	588	696
Defense	─	─	─
Energy & Environment	3,416	522	(482)
Intersegment other	─	─	─
Total equity in income of unconsolidated affiliates	$35,816	$29,596	$26,917
Operating income (loss)
Power	$45,943	$78,374	$34,225
Infrastructure	(20,374)	(80,169)	(16,894)
Mining	18,058	28,289	33,198
Industrial/Process	7,796	2,970	17,371
Defense	50,273	59,705	39,702
Energy & Environment	94,423	66,836	72,561
Intersegment and other unallocated operating costs	(4,495)	(55)	(4,648)
General and administrative expenses, corporate	(75,728)	(63,823)	(63,374)
Total operating income	$115,896	$92,127	$112,141
Capital expenditures
Power	$920	$1,279	$ ─
Infrastructure	1,915	9,757	20,022
Mining	41,194	38,698	9,947
Industrial/Process	841	447	206
Defense	124	(8)	8
Energy & Environment	4,538	5,616	1,507
Corporate and other	13,501	9,638	3,527
Total capital expenditures	$63,033	$65,427	$35,217
Depreciation
Power	$415	$288	$108
Infrastructure	6,366	5,652	5,906
Mining	14,906	8,500	5,913
Industrial/Process	496	688	743
Defense	─	39	59
Energy & Environment	2,947	1,334	1,258
Corporate and other	5,975	5,379	4,727
Total depreciation	$31,105	$21,880	$18,714

Assets as of (In thousands)	December 29, 2006	December 30, 2005
Power	$126,266	$179,147
Infrastructure	165,390	197,613
Mining	270,362	247,633
Industrial/Process	128,567	141,543
Defense	107,917	104,463
Energy & Environment	347,875	246,624
Corporate and other (a)	585,947	547,956
Total assets	$1,732,324	$1,664,979
__________________
(a)    Corporate and other assets principally consist of cash and cash equivalents and deferred tax assets.

Investments in unconsolidated affiliates

At December 29, 2006 and December 30, 2005, we had $114.0 million and $172.4 million, respectively, in investments accounted for by the equity method, primarily consisting of MIBRAG. These investments were held and reported primarily as part of the Mining business unit.

Geographic areas

         Geographic data regarding our revenue is shown below. Revenues are attributed to geographic locations based upon the primary location of work performed. Geographical disclosures of long-lived assets are impracticable to prepare.

Geographic data (In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Revenue:
United States	$2,667,616	$2,498,613	$2,145,175
Iraq	332,524	380,628	492,430
Other international	397,942	309,213	277,777
Total revenue	$3,398,082	$3,188,454	$2,915,382

Revenue from other international operations in all periods presented was in numerous geographic areas without significant concentration.

Major customers

Ten percent or more of our total revenue was derived from contracts and subcontracts performed by the Power, Infrastructure, Industrial/Process, Defense, and Energy & Environment business units to the following customers for the periods presented:

(In thousands)	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
US Department of Energy	$778,973	$617,988	$409,700
US Department of Defense	907,333	927,372	1,086,034

11.   CONTINGENCIES AND COMMITMENTS

Contract related matters

        We have cost-type contracts with the US government that require the use of estimated annual rates for indirect costs. The estimated rates are analyzed periodically and adjusted based on changes in the level of indirect costs we expect to incur and the volume of work we expect to perform. The cumulative effect of changes to estimated rates is recorded in the period of the change. Additionally, the allowable indirect costs for US government cost-type contracts are subject to adjustment upon audit by the US government. To the extent that these audits result in determinations that costs claimed as reimbursable are not allowable costs, or were not allocated in accordance with federal regulations, we could be required to reimburse the government for amounts previously received. Audits by the US government of indirect costs are complete through 2003. Audits of 2004 and 2005 indirect costs are in process. During 2006, we completed the 2005 Incurred Cost Submission and reached final agreement on settling the 2003 allowable indirect cost audit which, together, resulted in $4.0 million of charges to earnings. The US government is also in the process of auditing insurance related costs reimbursed under government contracts for periods ranging from 1998 through 2005.

US government Cost Accounting Standards and other regulations also require that accounting changes, as defined, be evaluated for potential impact to the amount of indirect costs allocated to government contracts and that cost impact statements be submitted to the US government for audit. Cost impact statements through 1998 have been audited by the US government and settled. We are in the process of preparing cost impact statements for 1999 through 2006.

While we have recorded reserves for amounts we believe are owed to the US government under cost-type contracts, actual results may differ from our estimates.

Letters of credit

In the normal course of business, we cause letters of credit to be issued in connection with contract performance obligations that are not required to be reflected in the accompanying consolidated balance sheets. We are obligated to reimburse the issuer of such letters of credit for any payments made thereunder. At December 29, 2006 and December 30, 2005, $148.1 million and $119.0 million, respectively, in face amount of letters of credit were outstanding. As of December 29, 2006, $124.5 million of the outstanding letters of credit were issued and outstanding under the Credit Facility. We have pledged $21.0 million of cash and cash equivalents in connection with the letters of credit that were outstanding at December 29, 2006 not related to the Credit Facility.

Long-term leases

Total rental and long-term lease payments for real estate and equipment charged to operations were $80.6 million for the year ended December 29, 2006, $76.8 million for the year ended December 30, 2005, and $55.1 million for the year ended December 31, 2004. Future minimum rental payments under operating leases, some of which contain renewal or escalation clauses, with remaining noncancelable terms in excess of one year at December 29, 2006 were as follows:

Year ending (In thousands)	Real estate	Equipment	Total
December 28, 2007	$24,980	$4,175	$29,155
January 2, 2009	21,278	2,616	23,894
January 1, 2010	18,793	2,113	20,906
December 31, 2010	17,318	1,520	18,838
December 30, 2011	16,569	698	17,267
Thereafter	34,091	170	34,261
Total	$133,029	$11,292	$144,321

        Future minimum lease payments as of December 29, 2006 have not been reduced by minimum non-cancelable sublease rentals aggregating $2.9 million.

Indemnities

        In connection with a prior sale of a business, we guaranteed certain indemnity provisions relating to environmental conditions that obligate us to pay the buyer up to a maximum of $3.5 million for environmental losses they incur over $5.0 million until October 2007. We are also responsible for environmental losses that exceed $1.3 million related to a specified parcel of the sold property through October 2012. We believe that the indemnification provisions will not have a material adverse effect on our financial position, results of operations or cash flows.

Guarantees

In the ordinary course of business, the company enters into various agreements providing financial or performance assurances to clients on behalf of certain unconsolidated subsidiaries, joint ventures, and other jointly executed contracts. These agreements are entered into primarily to support the project execution commitments of these entities. The maximum potential payment amount of an outstanding performance guarantee is the remaining cost of work to be performed by or on behalf of third parties under engineering and construction contracts. At December 29, 2006, approximately $1.1 billion of work representing either our partners’ proportionate share, or work that our partners are directly responsible for, had yet to be completed. Amounts that may be required to be paid in excess of estimated costs to complete contracts in progress are not estimable. For cost reimbursable contracts, amounts that may become payable pursuant to guarantee provisions are normally recoverable from the client for work performed under the contract. For lump sum or fixed price contracts, this amount is the cost to complete the contracted work less amounts remaining to be billed to the client under the contract. Remaining billable amounts could be greater or less than the cost to complete. In those cases where costs exceed the remaining amounts payable under the contract the company may have recourse to third parties, such as owners, co-venturers, subcontractors or vendors, for claims.

We also participate, from time to time, in consortiums or “line item” joint venture agreements under which each partner is responsible for performing certain discrete items of the total scope of contracted work. The revenue for these discrete items is defined in the contract with the project owner and each venture partner bearing the profitability risk associated with its own work. Generally, partners in these types of arrangements are jointly and severally liable for completion of the total project under the terms of the contact with the project owner. There is not a single set of books and records for this type of arrangement. Each partner accounts for its items of work individually as it would for any self-performed contract. We account for our portion of these contracts as a project in our accounting system and include receivables and payables associated with our work on our consolidated balance sheet.

During the fourth quarter of 2005, we entered into a line item joint venture arrangement pursuant to which we have jointly and severally guaranteed the performance of the joint venture. Under the arrangements, we would be required to perform on the guarantee in the event our partner was not able to complete their portion of the construction contract through its expected completion in 2008. Our maximum exposure under this performance guarantee at the time we entered into the arrangement was estimated to be approximately $170.0 million but will be reduced over the contract term upon execution of the contract scope. We have recorded the estimated fair value of this guarantee in the amount of $2.4 million as a liability with a corresponding asset as of December 29, 2006.

Off-balance sheet arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Legal matters

        Litigation and Investigation related to USAID Egyptian Projects.  In 2002, the Inspector General for the US Agency for International Development (“USAID”) requested documentation about and made inquiries into the contractual relationships between one of our US joint ventures and a local construction company in Egypt.  The focus of the inquiry was whether the structure of our business relationship with the Egyptian company violated USAID contract regulations with respect to source, origin, and nationality requirements.  In January 2004, we entered into an agreement with USAID whereby we agreed to undertake certain compliance and training measures and USAID agreed that we are presently eligible for USAID contracts, including host-country projects, and are not under threat of suspension or debarment arising out of matters covered by the USAID inquiry.  We satisfactorily completed that training effective November 22, 2004, and, as a result, are currently in good standing to bid on all USAID projects.

In March 2003, we were notified by the Department of Justice that the US government was considering civil litigation against us for potential violations of the USAID source, origin, and nationality regulations in connection with five of our USAID-financed host-country projects located in Egypt beginning in the early 1990s.  Following that notification, we responded to inquiries from the Department of Justice and otherwise cooperated with the government’s investigation.  In November 2004, the government filed an action in the US District Court for the District of Idaho against us and the companies referred to above with respect to the Egyptian projects (the “Idaho Action”).  The Idaho Action was brought under the Federal False Claims Act, the Federal Foreign Assistance Act of 1961, and common law theories of payment by mistake and unjust enrichment. The complaint seeks damages and civil penalties for violations of the statutes and asserts that the government is entitled to a refund of all amounts paid to us and the other defendants under the specified contracts. The government alleges that approximately $373.0 million was paid under those contracts. We deny any liability in the action and contest the government’s damage allegations and its entitlement to any recovery. All projects were completed and turned over for operation.

        Further, on March 23, 2005, we filed a Motion to Enforce the Confirmation Order in the Bankruptcy Court in Nevada, and a Motion to Dismiss or Stay the Action in the Idaho Court pending resolution of the proceedings in the Bankruptcy Court.  In the filings in the Bankruptcy Court, we sought dismissal of the government’s claims pursuant to the Confirmation Order (and other relevant orders of the Bankruptcy Court) because of the government’s failure to give appropriate notice or otherwise preserve those claims.  On August 30, 2005, the Bankruptcy Court granted our Motion to Enforce the Confirmation Order, in total, ruling that all of the government’s claims (as set forth in the Complaint in the Idaho Action) are barred.  On November 9, 2005, the Bankruptcy Court confirmed its decision with a written order and detailed findings of fact. The government appealed the Bankruptcy Court's order to the US District Court for the District of Nevada. On March 22, 2006, the judge in the Idaho Action stayed that action during the pendency of the government's appeal of the Bankruptcy Court's ruling.

On December 29, 2006, the District Court in Nevada disagreed with the specific grounds on which the Bankruptcy Court had determined that the Government’s statutory claims were barred, and on that basis reversed the Bankruptcy Court’s order and remanded the matter back to the Bankruptcy Court for further proceedings. In his Order, the District Court judge specifically noted that on remand, “[t]he Bankruptcy Court may choose among other things, to address whether the Idaho claims are barred for any other reasons, or are otherwise affected by Washington Group International’s Bankruptcy proceedings.” The Company intends to renew its motion that the Government’s claim in the Bankruptcy Court is nonetheless barred under different theories than those initially addressed by the Bankruptcy Court.

        Our joint venture for one of the five projects referred to above brought arbitration proceedings before an arbitration tribunal in Egypt in which it asserted an affirmative claim for additional compensation for the construction of water and wastewater treatment facilities in Egypt.  The project owner, National Organization for Potable Water and Sanitary Drainage (“NOPWASD”), an Egyptian government agency, asserted in a counterclaim that by reason of alleged violations of the USAID source, origin and nationality regulations, and alleged violations of Egyptian law, our joint venture should forfeit its claim, pay damages of approximately $6.0 million and the owner’s costs of defending against the joint venture’s claims in arbitration.  We denied liability on the project owner’s counterclaim.  On April 17, 2006, the arbitration tribunal issued its award providing that the joint venture prevailed on its affirmative claims in the net amount of $8.2 million, and that NOPWASD's counterclaims are rejected.  Our portion of any final award received by the joint venture would be approximately 45 percent.  Because of potential issues related to appeals or collectibility of amounts awarded, no amounts related to this potential recovery have been recognized in the accompanying consolidated financial statements.

Based on our assessment of the above-described matters, we recorded a charge of $8.2 million in the year ended December 31, 2004. Potential recovery on the arbitration award, or additional loss, if any, is not estimable.

New Orleans Levee Failure Class Action Litigation.  From July 1999 through May 2005, we performed demolition, site preparation, and environmental remediation services for the US Army Corps of Engineers on the east bank of the Inner Harbor Navigation Canal (the “Industrial Canal”) in New Orleans, Louisiana. All the work performed by us and our subcontractors was directed, supervised and approved by the US Army Corps of Engineers.

On August 29, 2005, Hurricane Katrina devastated New Orleans.  The storm surge created by the hurricane flooded the east bank of the Industrial Canal and overtopped the Industrial Canal levee floodwall, flooding the Lower Ninth Ward and other parts of the city.

Multiple personal injury and property damage class action lawsuits have been filed in Louisiana state and federal court naming us as one of numerous defendants including The City of New Orleans, the Board of Commissioners for the Orleans Parish Levee District, and its insurer St. Paul Fire and Marine Insurance Company and other contractors. Plaintiffs claim that defendants were negligent in their design, construction and maintenance of the New Orleans levees and assert their claims under the Federal Class Action Fairness Act of 2005, 28 USC. 12(d)(2). The alleged class of plaintiffs are all residents and property owners of the Parishes of Orleans and Jefferson in the State of Louisiana “who incurred damages arising out of the breach and failure of the hurricane protection levees and floodwalls along the 17th Street Canal, the London Avenue Canal, and the Industrial Canal in the wake of Hurricane Katrina.”

        In all of the lawsuits to-date, the only specific allegation against us is that we “contracted to level and clear abandoned industrial sites along the Industrial Canal between the floodwall and the canal” and plaintiffs believe “the use of heavy vehicles and/or other heavy construction equipment along the Industrial Canal between the floodwall and the canal damaged the levee and/or floodwall and caused and/or contributed to the breach in the levee and/or floodwall.”  Plaintiffs allege damages as high as $200 billion and demand attorneys’ fees and costs.  We have substantial liability insurance coverage in the event we are found to have any liability in this matter. While we cannot predict the adequacy of the coverage with certainty, we believe it to be adequate to cover any potential liability that could be imposed on us as a result of these class actions.

        We deny any liability for the hurricane and flood damage, or for construction, repair or maintenance of any of the New Orleans levees or floodwalls that failed during or after Hurricane Katrina.  None of the activities performed by us damaged the Industrial Canal or floodwall.  We will pursue all contractual and equitable rights of indemnity and contribution and leverage all available challenges against class certification.

We believe our insurance program covers these matters. Consistent with our accounting policy of accruing legal fees when probable and estimable, we accrued $4.2 million for estimated legal defense costs associated with these matters.  We believe a portion of these costs will be reimbursable under our insurance program and have recorded a corresponding insurance receivable.

        Based on the status and nature of this matter at this time, we cannot make an estimate of additional potential loss, if any.

       General Litigation. In addition to the foregoing, there are other claims, lawsuits, disputes with third parties, investigations, and administrative proceedings against us relating to matters in the ordinary course of our business activities that we do not expect to have a material adverse effect on our financial position, results of operations or cash flows. Government contracts are subject to specific procurement regulations, contract provisions and a variety of other requirements relating to the formation, administration, performance and accounting for these contracts.  As a result of our government contracting, claims for civil or criminal fraud may be brought by the Government for violations of those regulations, requirements and statutes.

12.  OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) for the years ended December 31, 2004, December 30, 2005, and December 29, 2006 was as follows:

(In thousands)	Before-tax Amount	Tax (expense) or benefit	Net-of-tax amount
Year ended December 31, 2004
Foreign currency translation adjustments	$14,381	$(5,033)	$9,348
Minimum pension liability adjustment and other	(1,645)	654	(991)
Other comprehensive income	$12,736	$(4,379)	$8,357
Year ended December 30, 2005
Foreign currency translation adjustments	$(23,951)	$8,383	$(15,568)
Minimum pension liability adjustment and other	(1,009)	406	(603)
Other comprehensive loss	$(24,960)	$8,789	$(16,171)
Year ended December 29, 2006
Foreign currency translation adjustments	$10,106	$(3,537)	$6,569
Minimum pension liability adjustment and other	(654)	231	(423)
Other comprehensive income	$9,452	$(3,306)	$6,146

The accumulated balances related to each component of other comprehensive income (loss) were as follows:

(In thousands)	Currency items	Minimum pension liability adjustment	Other (a)	Accumulated other comprehensive income (loss)
Balance at January 2, 2004	$25,496	$(1,757)	$ ─	$23,739
Other comprehensive income	9,348	(1,198)	207	8,357
Balance at December 31, 2004	34,844	(2,955)	207	32,096
Other comprehensive income (loss)	(15,568)	(777)	174	(16,171)
Balance at December 30, 2005	19,276	(3,732)	381	15,925
Other comprehensive income	6,569	61	(484)	6,146
Adoption of SFAS No. 158	─	(1,641)	─	(1,641)
Balance at December 29, 2006	$25,845	$(5,312)	$(103)	$20,430
______________________

(a) Other includes unrealized net gains on securities and the change in fair value of forward foreign currency contracts.

13.   CAPITAL STOCK, STOCK PURCHASE WARRANTS AND STOCK COMPENSATION PLANS

Capital stock

Pursuant to our certificate of incorporation, we have the authority to issue 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. Preferred stock can be issued at any time or from time to time in one or more series with such designations, powers, preferences and rights, qualifications, limitations and restrictions thereon as determined by our Board of Directors.

Stock purchase warrants and stock buy-back program

In connection with our Plan of Reorganization, warrants to purchase shares of common stock were issued to unsecured creditors in three tranches. The following table summarizes the warrant activity during the years ended December 31, 2004, December 30, 2005 and December 29, 2006:

(In thousands except per share data)	Tranche A	Tranche B	Tranche C	Total
Issued in January 25, 2002 reorganization	3,086	3,527	1,907	8,520
Exercise price per share	$28.50	$31.74	$33.51
Year ended December 31, 2004
Exercised	(35)	(41)	(22)	(98)
Returned as part of legal settlement	(16)	(18)	(10)	(44)
Outstanding at December 31, 2004	3,035	3,468	1,875	8,378
Year ended December 30, 2005
Exercised	(217)	(159)	(45)	(421)
Purchased	(1,217)	(1,529)	(709)	(3,455)
Returned as part of legal settlement	(4)	(4)	(2)	(10)
Outstanding at December 30, 2005	1,597	1,776	1,119	4,492
Year ended December 29, 2006
Exercised	(872)	(805)	(585)	(2,262)
Purchased	(656)	(890)	(492)	(2,038)
Expired	(69)	(81)	(42)	(192)
Outstanding at December 29, 2006	─	─	─	─

        During 2005, our Board of Directors authorized a stock/warrant buy-back program up to $125.0 million, under which we purchased 3,455,000 warrants at a cost of $73.6 million. During 2006, we purchased an additional 2,038,000 warrants at a cost of $35.0 million. In addition, 2,262,000 warrants were exercised generating proceeds of $71.2 million and the remaining 192,000 outstanding warrants expired on January 25, 2006. In connection with the stock/warrant buy-back program, we incurred $0.7 million of direct costs. Also, during 2006, the authorization limit under the stock/warrant buy back program was increased to $175.0 million and we purchased 1,125,000 shares of common stock for $65.8 million, under the program.  On November 21, 2006, our Board of Directors increased the total authorized amount under the stock buy back program by $100.0 million to $275.0 million.  As of December 29, 2006, a total of $174.4 million had been expended under the program.

Stock compensation plans and long-term incentive program

        Washington Group International, Inc.’s Equity and Performance Incentive Plan (the “2002 Plan”) became effective January 25, 2002 in connection with our reorganization. On May 9, 2003, our stockholders approved an amended and restated version of the 2002 Plan. The 2002 Plan allows our Board of Directors to award various types of rights related to our stock, including options to purchase stock, appreciation rights, performance units, performance shares, restricted stock, deferred stock or other awards to directors, officers and key employees. The 2002 Plan has a fixed limit of 6,002,000 shares. Awards are subject to terms and conditions determined by our Board of Directors. As of December 29, 2006, only option rights, performance units and deferred stock have been awarded under the 2002 Plan.

On May 7, 2004, our stockholders approved the Washington Group International Inc. 2004 Equity Incentive Plan (the “2004 Plan”), which provides for additional shares under the long-term incentive program (“LTIP”). The 2004 Plan allows our Board of Directors to award various types of rights related to our stock, including options to purchase stock, appreciation rights, restricted stock and deferred stock. Persons eligible to receive awards under the 2004 Plan include officers, key employees and directors of the company. The 2004 Plan provides a fixed limit of 2,400,000 shares of which no more than 400,000 may be issued in connection with awards other than stock options and appreciation rights. As of December 29, 2006, only option rights, restricted stock and deferred stock have been awarded under the 2004 Plan.

        All stock options issued under the 2002 Plan and the 2004 Plan must have an exercise price equal to or greater than the fair value of our common stock on the date the stock option is granted. Re-pricing of stock options is prohibited without stockholder approval. As of December 29, 2006, 1,034,000 shares are available for future issuance under the plans. Our policy is to issue new shares of common stock to satisfy stock option exercises. We recognize compensation cost for these options on a straight-line basis over the service period for the entire award.

From January 25, 2002 through December 29, 2006, officers, key employees and our Board of Directors (other than the chairman) were granted nonqualified stock options to purchase 4,121,000 shares of common stock, with terms of ten years and exercise prices based on the market prices on the dates of grant, ranging from $13.40 to $58.86 per share. Stock options to purchase 292,000 shares of common stock have been forfeited due to employment terminations. Options granted in 2002 vested one-third on the date of grant, one-third on the first anniversary of the date of grant and the final third on the second anniversary of the date of grant. Options granted after 2002 vest one-third on the first anniversary of the date of grant, one-third on the second anniversary of the date of grant and the final third on the third anniversary of the date of grant. The vesting period for future grants will be determined by the Compensation Committee of our Board of Directors.

On January 25, 2002, the Chairman of our Board of Directors, Mr. Dennis R. Washington, was granted stock options to purchase shares of common stock in three tranches which expire ten years from the date of grant, or January 25, 2012. The number of options and respective exercise prices for each tranche are as follows:

	Number of options (In thousands)	Exercise price per option
Tranche A	1,389	$24.00
Tranche B	882	$31.74
Tranche C	953	$33.51

        Beginning in 2005, officers and key employees received annual grants of restricted stock under the 2004 Plan. During 2005 and 2006, 141,000 and 138,000 shares of restricted stock were granted, respectively. The restricted stock is not transferable until the third anniversary of the date of grant, when the restrictions will lapse and the stock will be freely tradable. The restricted period for future grants, generally, will be at least three years, but may be longer as determined by the Compensation Committee of our Board of Directors.

Effective December 31, 2005, we adopted the provisions of SFAS No. 123(R). Under the provisions of SFAS No. 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee service period (generally the vesting period of the grant). We adopted SFAS No. 123(R) using the modified retrospective application method and, as a result, the accompanying consolidated financial statements and notes as of December 30, 2005 and for each of the two years in the period then ended have been adjusted to reflect the fair value method of expensing prescribed by SFAS No. 123(R) as follows:

(In thousands except per share data)	Year Ended December 30, 2005		Year Ended December 31, 2004
	As Previously Reported	As Adjusted	As Previously Reported	As Adjusted
Income statement items
Income before reorganization items, income taxes and minority interest	$93,681	$86,290	$104,631	$98,785
Net income	58,366	53,860	51,137	47,573
Net income per share – basic	2.24	2.07	2.02	1.88
Net income per share – diluted	1.93	1.77	1.86	1.71
Shares used to compute basic income per share	26,037	26,037	25,281	25,281
Shares used to compute diluted income per share	30,251	30,408	27,444	27,890

Cash flow items
Net cash used by operating activities	$105,190	$100,157	$110,634	$110,000
Net cash used by financing activities	(51,945)	(46,912)	(19,244)	(18,610)

			December 30, 2005
			As Previously Reported	As Adjusted
Balance sheet items
Deferred income taxes, non-current			$126,651	$142,525
Capital in excess of par value			526,460	574,094
Retained earnings			188,999	157,239
Total stockholders’ equity			741,217	757,091
Total liabilities and stockholders’ equity			1,649,105	1,664,979

In connection with the adoption of SFAS No. 123(R), we were required to change our method of accounting for forfeitures from only recognizing forfeitures as they occurred to estimating the number of stock options and restricted stock grants for which the requisite service is not expected to be rendered. Upon adoption, the effect of this change was an increase in other operating income of $1.3 million.

We measure the compensation cost associated with share-based payments by estimating the fair value of stock options as of the grant date using the Black-Scholes option pricing model. We believe that the valuation technique and the approach utilized to develop the underlying assumptions are appropriate in calculating the fair values of the stock options granted. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by the employees who receive equity awards.

The weighted average fair values of stock-based arrangements on the date of grant and the assumptions used to estimate the fair value of the stock-based arrangements were as follows:

	Year Ended December 29, 2006	Year Ended December 30, 2005	Year Ended December 31, 2004
Weighted average fair value of:
Stock options granted	$22.30	$16.23	$15.93
Restricted stock awards	58.22	43.21	─
Average expected volatility	34.6%	36.6%	39.9%
Expected term (years)	5	5	6
Average risk-free interest rate	4.6%	3.7%	4.0%
Expected dividend yield	─	─	─

We estimate expected volatility based on historical daily price changes of our common stock for a period that approximates the current expected term of the options. The risk-free interest rate is based on the US Treasury yields in effect at the time of grant corresponding with the expected term of the options. The expected option term is the number of years we estimate that options will be outstanding on average prior to exercise considering vesting schedules and historical exercise experience.

A summary of stock option and restricted stock award activity under our share-based compensation plans is presented in the following tables:

(In thousands except per share data)	Outstanding at beginning of period	Granted	Exercised	Forfeited	Outstanding at end of period
Number of options
Year ended December 31, 2004	5,563	837	(329)	(66)	6,005
Year ended December 30, 2005	6,005	405	(836)	(84)	5,490
Year ended December 29, 2006	5,490	408	(740)	(57)	5,101
Weighted-average exercise prices
Year ended December 31, 2004	$25.52	$34.82	$21.62	$21.30	$27.17
Year ended December 30, 2005	27.17	42.61	21.96	33.99	29.00
Year ended December 29, 2006	29.00	58.25	24.00	39.17	31.95

The weighted-average remaining contractual life of the 5,101,000 outstanding options at December 29, 2006 was 5.88 years, and the aggregate intrinsic value of those options was $142.0 million at December 29, 2006.  Intrinsic value represents the amount by which the fair market value of the underlying stock exceeds the exercise price of the options.  There were 4,227,000 exercisable options at December 29, 2006 with a weighted average exercise price of $28.67 per share, a weighted-average remaining contractual life of 5.37 years and an aggregate intrinsic value of $131.5 million.  During the year ended December 29, 2006, options to purchase 740,000 shares of common stock were exercised for proceeds of $17.8 million, of which $0.7 million was received after year-end.

A summary of restricted stock activity is as follows:

(In thousands)	Outstanding at beginning of period	Granted	Restrictions Lapsed	Forfeited	Outstanding at end of period
Year ended December 30, 2005	─	141	─	(7)	134
Year ended December 29, 2006	134	138	(3)	(10)	259

All restricted stock grants vest on the third anniversary of the date of grant. The weighted-average remaining vesting period of the 259,000 outstanding shares of restricted stock at December 29, 2006 was 1.69 years, and the aggregate intrinsic value of those shares was $2.3 million at December 29, 2006.  Intrinsic value represents the amount by which the fair market value of the underlying stock exceeds the fair market value at the time of award of restricted shares.  The total intrinsic value of stock-based arrangements exercised or on which the restrictions lapsed during the years ended December 29, 2006, December 30, 2005 and December 31, 2004 was $24.8 million, $20.9 million and $4.6 million, respectively.

As of December 29, 2006, total remaining unrecognized compensation cost related to unvested stock-based arrangements was $16.6 million and is expected to be recognized over a weighted average period of 1.79 years. The total grant date fair value of stock options that vested during the years ended December 29, 2006, December 30, 2005 and December 31, 2004 was $7.3 million, $6.7 million and $16.1 million, respectively.

SFAS No. 123(R) requires the cash flows resulting from the tax benefits for tax deductions in excess of the compensation expense recorded for those options (excess tax benefits) be classified as financing cash flows. These excess tax benefits were $6.6 million, $5.0 million and $6.3 million, respectively, for the years ended December 29, 2006, December 30, 2005 and December 31, 2004, respectively.

A summary of our non-vested options as of and changes during the years ended December 29, 2006, is presented below:

Outstanding non-vested options (In thousands except per share data)	Number of Options	Weighted Average Grant Date Fair Value
Outstanding as of December 30, 2005	1,072	$14.59
Granted	408	22.30
Vested	(549)	13.28
Forfeited	(57)	16.07
Outstanding as of December 29, 2006	874	$18.92

Beginning in 2003, performance units are awarded annually and mature at the end of their three-year performance period. The value of each performance unit will be calculated at the end of the three-year performance period to which it relates, based on performance results relative to predetermined corporate financial goals. At the end of each three-year period, the value of mature performance units generally will be paid in cash provided the threshold performance metrics have been achieved. Certain executives who are subject to stock ownership guidelines may elect to have the value of mature performance units paid in stock to the extent necessary to satisfy those guidelines. During the years ended December 29, 2006, December 30, 2005 and December 31, 2004, $19.2 million, $12.7 million and $6.3 million, respectively, was recorded as compensation expense related to the performance units.

14.   ACQUISITION OF BNFL’S INTEREST IN GOVERNMENT SERVICES BUSINES

        On August 25, 2004, we entered into an agreement to acquire BNFL’s 40 percent economic interest in a portion of the Government Services Business (the “Initial Acquisition”). The Initial Acquisition was conditioned upon compliance with certain regulatory approvals, of which the final condition was satisfied on April 7, 2005 (the “Effective Date”). Under the terms of the Initial Acquisition, we controlled the Government Services Business and agreed to pay BNFL 40 percent of net future profits from certain existing contracts and on future contracts, if any, at certain Department of Energy sites and one Department of Defense site (the “40% Legacy Contracts”) and 10 percent of profits from all other existing operations and future contracts with the Department of Energy through September 30, 2012 (the “10% Contracts”). BNFL would not share in any losses related to 10% Contracts if they occurred in the future, but retained its portion of liabilities incurred prior to July 31, 2004.

For accounting purposes, the Initial Acquisition was bifurcated between the 40% Legacy Contracts and the 10% Contracts. Prior to the acquisition, BNFL had a 40 percent economic interest in the 40% Legacy Contracts and continued to receive 40 percent of the net profits from such contracts. In substance there was no change in the economic relationship of the parties and therefore payments to BNFL for their share of earnings from the 40% Legacy Contracts were not deemed to be consideration for the acquisition of a minority interest. Payments to BNFL for the 10% Contracts were deemed to be consideration for the acquisition of a minority interest and were recorded using the purchase method of accounting. Pursuant to purchase method accounting, the acquired assets and assumed liabilities were recorded at estimated fair value. The fair value of assets acquired exceeded liabilities assumed resulting in $7.1 million of contingent consideration. Other significant adjustments related to the Initial Acquisition included: (i) elimination of BNFL’s minority interest of $46.1 million; (ii) elimination of $64.1 million of goodwill; (iii) recording a receivable of $24.6 million from BNFL for its portion of pension liabilities retained.

        Prior to the Effective Date, all payments made to BNFL related to their interest in the Government Services Business were classified on our consolidated statement of income as minority interest in income of consolidated subsidiaries and were reflected as a financing activity on our consolidated statement of cash flows as distributions to minority interests. BNFL’s minority interest in the Government Services Business during the year ended December 31, 2004 and the first quarter of 2005 amounted to $28.2 million and $5.6 million, respectively.

Subsequent to the Effective Date, BNFL’s share of the earnings related to the 40% Legacy Contracts were classified as cost of revenue on our consolidated statement of income and as an operating activity on our consolidated statement of cash flows. From the Effective Date through December 30, 2005, $29.8 million was recorded as cost of revenue related to the 40% Legacy Contracts. BNFL’s share of profits related to the 10% Contracts from the Effective Date through December 30, 2005 was recorded as consideration for the acquisition of a minority interest and recorded as a $1.5 million reduction to the contingent consideration.

Effective December 30, 2005, BNFL and Washington Group International entered into a Termination Agreement to accelerate, in the form of a $36.2 million lump sum payment, the payment of all amounts due or to become due under the Initial Acquisition, to terminate all rights and responsibilities under the Initial Acquisition, and to mutually release each other from any and all claims. The $36.2 million payment was made prior to December 30, 2005. Pursuant to the Termination Agreement, the risks and rewards associated with the 40% Legacy Contracts transferred to Washington Group International resulting in the acquisition of BNFL’s interest in such contracts. The Termination Agreement also fixed the amount of consideration to be paid related to the 10% Contracts. Based on these factors, the Termination Agreement was accounted for as an acquisition of a minority interest using the purchase method. The consideration, including cash paid and liabilities assumed, was allocated to the acquired assets based on estimated fair values. To assist in determining the value of separately identifiable intangible assets, we obtained an independent valuation. The table below summarizes the purchase consideration and assets acquired.

Purchase Consideration:
(In thousands)
Lump sum cash payment	$36,200
Liabilities assumed	14,969
Liabilities settled, including contingent consideration	(13,534)
Total purchase consideration	$37,635
Assets acquired:
Contract amortizable intangible asset (backlog)	$28,800
Customer relationship amortizable intangible asset	8,600
Goodwill	235
Total assets acquired	$37,635

The contract intangible asset is being amortized over an estimated life of eight years proportionately to the estimated contract earnings as of the acquisition date to be generated from the contract backlog acquired. The customer relationship intangible is being amortized over an estimated life of seven years using the straight-line method. As of December 29, 2006 and December 30, 2005, $23.5 million and $37.4 million, respectively, have been classified as “other assets” in the accompanying consolidated balance sheets.

The following table presents the unaudited, pro forma consolidated results of operations for the years ended December 30, 2005 and December 31, 2004, as if the Termination Agreement had occurred at the beginning of fiscal year 2004. The pro forma results are not necessarily indicative of results of operations that would have occurred had the Termination Agreement occurred at the beginning of fiscal year 2004 or of future results of operations.

Pro Forma (In thousand except per share amounts)	Year Ended December 30, 2005	Year Ended December 31, 2004
Revenue	$3,188,454	$2,915,382
Net income	66,815	57,147
Income per share:
Basic	2.57	2.26
Diluted	2.20	2.05

15.   FINANCIAL INSTRUMENTS

        The estimated fair values of financial instruments at December 29, 2006 and December 30, 2005 were determined, using available market information and valuation methodologies believed to be appropriate. However, judgment is necessary in interpreting market data to develop the estimates of fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

The carrying amounts and estimated fair values of certain financial instruments at December 29, 2006 and December 30, 2005 were as follows:

	December 29, 2006		December 30, 2005
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Customer retentions	$16,443	$15,853	$22,849	$22,140
Financial liabilities
Subcontract retentions	$26,423	$25,475	$32,127	$31,130

The fair value of customer retentions and subcontract retentions was estimated by discounting expected cash flows at rates currently available to us for instruments with similar risks and maturities. The fair value of other financial instruments including cash and cash equivalents, short-term investments, accounts receivable excluding customer retentions, unbilled receivables and accounts and subcontracts payable excluding retentions approximate cost because of the immediate or short-term maturity. The estimated fair value of the forward foreign currency contracts was not significant as of December 29, 2006 and December 30, 2005.

QUARTERLY FINANCIAL DATA
(In millions except per share data)

UNAUDITED

Selected quarterly financial data for the years ended December 29, 2006 and December 30, 2005 is presented below.

2006 Quarters Ended	March 31, 2006	June 30, 2006	September 29, 2006	December 29, 2006
Revenue	$828.3	$890.1	$824.4	$855.3
Gross profit	35.0	65.4	15.5	39.9
Net income	19.0	28.7	4.3	28.9
Net income per share:
Basic	0.67	1.00	0.15	1.01
Diluted	0.62	0.94	0.14	0.95
Market price:
High	60.03	61.32	60.00	62.00
Low	51.76	47.28	50.88	53.70

2005 Quarters Ended	April 1, 2005*	July 1, 2005*	September 30, 2005*	December 30, 2005*
Revenue	$700.9	$773.2	$815.0	$899.5
Gross profit	45.1	2.5	42.7	36.1
Net income (loss)	16.1	(1.8)	19.1	20.4
Net income (loss) per share:
Basic	$0.63	$(0.07)	$0.73	$0.78
Diluted	0.55	(0.06)	0.61	0.67
Market price:
High	$47.31	$52.79	$54.60	$54.35
Low	38.00	40.78	48.72	47.30
____________________

*
Adjusted to include the retroactive impact of adopting the fair value method of recording compensation expense associated with stock options, see Note 13 of Notes to Consolidated Financial Statements. Additionally, on August 25, 2004, we agreed to acquire BNFL’s interest in the Government Services Business and effective December 30, 2005, we settled all remaining acquisition payments resulting in the termination of BNFL’s interest in our Government Services Business, see Note 14 of Notes to Financial Consolidated Financial Statements.